UNITED STATES

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Inland Real Estate Income Trust, Inc.

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Inland Income Trust Announces

Estimated Per Share Net Asset Value

Inland Real Estate Income Trust, Inc. (Inland Income Trust or the Company) filed a Form 8-K to announce that its Board of Directors (the Board) determined an estimated per share net asset value (NAV) of its common stock as of September 30, 2025.

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The estimated per share NAV of the Company’s common stock is $16.89 as of September 30, 2025.
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The Board reviewed a valuation report provided by SitusAMC Real Estate Valuation Services, LLC (“SitusAMC”), met with representatives from SitusAMC and considered the material assumptions and valuation methodologies applied and described therein, as well as the business manager’s assumptions regarding portfolio valuation.
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The valuation report contained a range for the Company’s NAV of $15.76 to $18.02. The mid-point of the range of values provided by SitusAMC was $16.89.
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This mid-point represented a decrease of $2.28 (or approximately 11.9%) compared to the last NAV published by the Company as of December 31, 2023. The Company believes that the decrease in the value of the real estate assets was largely attributable to an increase in the discount rates and terminal capitalization rates primarily because of higher market interest rates, greater capital expenditure assumptions and market uncertainty, including the effects of tariffs.
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The Board has decided to reinstate the Company’s distribution reinvestment plan (the “DRP”), effective as of February 1, 2026. The purchase price for shares issued under the DRP will be $16.89 per share, subject to change by the Board.
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The Board has also decided to reinstate the Company’s share repurchase program (the “SRP”), effective as of February 1, 2026. The purchase price under the SRP for ordinary repurchases and repurchases for death or qualifying disability will be $13.51 (80% of $16.89), subject to change by the Board.
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As you may recall, the Company did not provide dealers with an estimate of its per share net asset value (NAV) earlier this year while it was reviewing strategic alternatives.

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Following engagement with a financial advisor retained by the Board and discussions with potential buyers, the Board has decided not to pursue the sale of the Company at this time.
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The Board has asked the Company’s business manager to evaluate the business plan and related strategy and to consider and present alternatives and enhancements to this plan and strategy for Board review.
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The Company’s goal is to increase assets and cash flow on an accretive basis as well as enhance capital and provide liquidity to stockholders over time.

Helpful Links

•
11/17/25 Strategic Review Update Letter
•
Form 8-K
•
FAQs

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[1] This valuation represents the estimated per share NAV as a snapshot in time, which will fluctuate over time. The estimated per share NAV does not represent the amount a stockholder would receive now or in the future for his or her shares of the Company’s common stock if the Company were to be sold or the shares of common stock were to be listed on a national securities exchange. The estimated per share NAV is based on a number of assumptions, estimates and data that are inherently imprecise and susceptible to uncertainty and changes in circumstances, including changes to the value of individual assets as well as changes and developments in the real estate and capital markets, changes in interest rates, and changes in the composition of the Company’s portfolio. Throughout the valuation process, the Board, the Company’s business manager and senior members of management reviewed, confirmed and approved the processes and methodologies used by SitusAMC and their consistency with real estate industry standards and best practices. The Board then reviewed the valuation report provided by SitusAMC and determined the estimated per share NAV. Neither SitusAMC nor any of its affiliates is responsible for the Board’s determination of the estimated per share NAV or the Board’s determination of the repurchase price for shares under the Company’s SRP or the purchase price for shares under the Company’s DRP.

For Institutional Use Only. Not for distribution to the public. This is neither an offer to sell nor a solicitation of an offer to buy any security, which can be made to the public only by a prospectus that has been filed or registered with appropriate state and federal regulatory agencies or pursuant to an exemption from those registration requirements. Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of the securities of Inland Income Trust. Any representation to the contrary is unlawful.

The Inland name and logo are registered trademarks being used under license. This material has been distributed by Inland Securities Corporation, member FINRA/SIPC.
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Important Information Regarding

Inland Real Estate Income Trust’s Annual Valuation

Inland Real Estate Income Trust, Inc. (we or the Company) is pleased to provide important information about our recent valuation.

Q1: What is the new per share value for the Company?

A: The Company’s estimated net asset value, or “NAV,” per share for common stock as of September 30, 2025 is $16.89. The Company’s fourth quarter account statements, to be mailed in January 2026, will reflect this new estimated NAV per share. This new estimated NAV may be reflected sooner on account statements generated by BD home offices, RIAs or other data aggregators.

Q2: How did the Company estimate its per share value?

A: An unlevered discounted cash flow analysis was used to determine an estimated per share value. A discount rate and terminal cap rate were established for each real estate asset and used to create a valuation range. The Company engaged SitusAMC Real Estate Valuation Services, LLC (SitusAMC), an independent consultant, to provide an estimated per share net asset value range. Based on information provided by SitusAMC and taking into consideration the valuation methodology and assumptions, the Company’s board of directors (the Board) determined the estimated net asset value to be approximately $609.9 million, or $16.89 per share.

Q3: What was the range of values considered, and what is the change from the prior per share value?

The valuation report provided by SitusAMC contained a range for the Company’s estimated per share NAV of $15.76 to $18.02. The mid-point of the range of values was $16.89. This mid-point represented a decrease of $2.28, or approximately 11.9%, compared to the last estimated per share NAV published by the Company as of December 31, 2023. We believe that the decrease in the value of the real estate assets was largely attributable to an increase in the discount rates and terminal capitalization rates primarily because of higher market interest rates, greater capital expenditure assumptions and market uncertainty, including the effects of tariffs.

Q4: What factors impacted the per share estimated NAV?

A: The changes in the components that impacted the Board’s determination of the Company’s estimated per share NAV as compared to the Company’s prior estimated per share NAV determination as of December 31, 2023 were: (a) a decrease in the value of the total real estate assets due to higher terminal capitalization rates and higher discount rates applied to certain assets, primarily because of higher market interest rates, greater capital expenditure assumptions and market uncertainty; (b) a decrease in cash and other assets, net of other liabilities, primarily as a result of a decrease in the value of interest rate swap derivatives due to the passage of time; and (c) a decrease in the fair market value of debt as a result of the decreased balance on the line-of-credit payable due to the pay downs with cash available, offset by a decrease in the fair market value of debt due to a decrease in the fair value as maturity dates approach.

Q5: Is the NAV compliant with IPA standards?

SitusAMC advised the board that the NAV analysis including the estimated range of per share NAV was developed in compliance with the Institute for Portfolio Alternatives (“IPA”) Valuation

Inland Income Trust Valuation FAQs

December 2025

of Non-Listed REITs Practice Guide effective May 1, 2013. SitusAMC further advised the board that the underlying property appraisals were completed in compliance with the Uniform Standards of Professional Appraisal Practice (“USPAP”) and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute.

Q6: What effect does the new NAV have on the Company’s distribution reinvestment plan (DRP)?

A: The Board has decided to reinstate the DRP, effective as of February 1, 2026. The new purchase price for shares issued under the DRP will be $16.89 per share, subject to change by the Board.

Q7: What effect does the new NAV have on the Company’s Share Repurchase Program (SRP)?

A: The Board has decided to reinstate the SRP, effective as of February 1, 2026. The new price under the SRP for both ordinary repurchases and repurchases for death or qualifying disability will be at $13.51 (80% of $16.89), subject to change by the Board.

Q8: Is there an update on the Company’s review of strategic alternatives?

A: The Board has decided not to pursue the sale of the Company at this time. The Board has asked the Company’s business manager to evaluate the Company’s business plan and related strategy and to consider and present alternatives and enhancements to this plan and strategy for Board review. The goal is to increase assets and cash flow on an accretive basis as well as enhance capital and provide liquidity to stockholders over time

Q9: What is the current composition of the Company’s portfolio?

A: As of September 30, 2025, our primarily grocery-anchored portfolio (including shadow-anchors) was comprised of 52 shopping centers, totaling approximately 7.2 million square feet. Our well-located centers were occupied by 813 tenants.

Q10: Where can I find out more about the Company’s valuation?

A: Contact your financial advisor, contact Inland Investor Services at 866-My-Inland (866-694-6526) or visit our website at inland-investments.com/inland-income-trust for more information.

Cautionary Note Regarding Forward-Looking Statements

This communication contains “forward-looking statements,” which are not historical facts, within the meaning of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as “may,” “can,” “would,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “seek,” “appear,” or “believe.” Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties related to general economic conditions such as persistently high inflation and increasing interest rates, competition from internet retailers with our tenants for sales revenue, unforeseen events affecting the commercial real estate industry, retail real estate, or particular markets, and other factors detailed under Risk Factors in our most recent Annual Report on Form 10-K as of December 31, 2024, filed on March 5, 2025 and subsequent Quarterly Reports on Form 10-Q. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. You should exercise caution when considering forward-looking statements and not place undue reliance on them. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, changed circumstances or any other reason after the date of this communication.

Inland Income Trust Valuation FAQs

December 2025